Exhibit 99.1
Contact: Michael Sabella
Vice President, Investor Relations
(281) 885-7589

Patterson-UTI Energy Reports Financial Results for the Quarter Ended September 30, 2025

HOUSTON, Texas – October 22, 2025 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the quarter ended September 30, 2025.

Third Quarter 2025 Financial Results and Other Key Items
•Total revenue of $1.2 billion
•Net loss attributable to common stockholders of $36 million
▪Adjusted net loss attributable to common stockholders of $21 million
•Adjusted EBITDA of $219 million
•Returned $64 million to shareholders in the third quarter through an $0.08 per share dividend and $34 million in share repurchases
▪Declared a quarterly dividend of $0.08 per share, payable on December 15, 2025 to holders of record as of December 1, 2025

Management Commentary

“In the third quarter, our teams successfully navigated a challenging environment, and we are executing our plan that concentrates on optimizing our business in the areas that we can control,” said Andy Hendricks, Chief Executive Officer. “Operationally, our teams are performing well, and we continue to enhance our commercial strategy through additional integration and performance-based agreements, while at the same time we are lowering our cost structure. Margin performance across Patterson-UTI is outpacing what we have historically seen in periods of activity moderation. We think this outperformance is a function of the focus and execution of the teams in each of our segments and the technology edge that we are using to deliver better drilling and completion results for our customers. We expect this relative margin resiliency to continue.”

“U.S. activity levels stabilized towards the end of the third quarter, and while we do expect normal seasonality in completion activity during the fourth quarter, we think our activity should remain relatively steady into 2026,” continued Mr. Hendricks. “We believe the full impact of the moderation of activity over the past six months is yet to be fully reflected in U.S. oil production, and we believe current industry activity is already below levels needed to hold U.S. oil production steady. Any further rig count declines would likely result in additional pressure on U.S. oil production volumes for an extended period, which could negatively impact global oil supply in 2026. On natural gas, we continue to see a strengthening outlook as physical LNG takeaway begins to come into focus, which we expect to result in higher natural gas drilling and completion activity in 2026.”

“We continue to deliver on the cash generation potential of our company, and we expect the fourth quarter will be our strongest free cash flow generating quarter of the year,” said Andy Smith, Chief Financial Officer. “Our low leverage and strong liquidity give us significant flexibility in capital allocation going forward, and we will continue to deploy capital only towards opportunities we believe will deliver high long-term returns for our shareholders, including the option to further accelerate our share repurchase program.”

Drilling Services

During the third quarter, our Drilling Services segment revenue totaled $380 million. Drilling Services adjusted gross profit was $134 million during the quarter. Our U.S. Contract Drilling operating days totaled 8,737, with an average of 95 rigs working in the third quarter.

Activity in our U.S. Contract Drilling business was steady outside the Permian Basin compared to the second quarter, with the sequential change in activity a function of moderating industry demand in the Permian Basin. Additionally, our Directional Drilling business performance was strong, benefitting from high service quality and additional integrated offerings with both our drilling rigs and drill bits.

Completion Services

Third quarter Completion Services revenue totaled $705 million, with adjusted gross profit of $111 million. Our commercial team effectively managed our frac schedule during the quarter, with steady overall activity compared to the second quarter. Additionally, our operational execution was very strong, with our teams making great strides in efficiency and benefiting from some cost reduction activities in the segment during the first half of the year. Pricing per horsepower hour was steady compared to the second quarter, with lower revenue from low margin sand and chemical product sales.

Our fleet of Emerald™ 100% natural gas-powered assets remains in high demand with strong operational and financial performance. Towards the end of the third quarter, we accepted delivery of our first commercial direct-drive hydraulic fracturing fleet, which is scheduled to begin long-term dedicated work in the fourth quarter.

After successful introduction in the third quarter, we continue to deploy our Vertex™ Automated Controls across all pumping fleets, with projection for full deployment by year-end. This will allow us to implement closed loop automation for all pump types to improve our operating efficiency and asset management, while delivering optimized completion designs for our customers based on real-time surface measurements.

Drilling Products

Third quarter Drilling Products revenue totaled $86 million, with adjusted gross profit of $36 million.

Performance was strong in the United States and Canada, where our sequential change in revenue again outperformed the change in industry activity. We reached another company record for U.S. revenue per U.S. industry rig, with the segment improving on this metric by approximately 40% since we acquired Ulterra in 2023. International revenue was down slightly, the result of lower drilling activity in Saudi Arabia, which is our largest international market.

Segment margins were impacted by higher than normal bit repair expense early in the quarter, although the segment did see margins return closer to historical levels by the end of the quarter.

Other

During the third quarter, Other revenue totaled $5 million, with adjusted gross profit totaling $2 million.

Other Operating Expenses

Other Operating Expenses for the quarter totaled $23 million, of which $20 million was associated with the accrual of expenses associated with personal injury-related claims for incidents that occurred several years ago, partially offset by a favorable contract dispute resolution.

Outlook

Within the Drilling Services segment for the fourth quarter, we expect our average rig count will be similar to the third quarter, which reflects activity remaining relatively steady, compared to our current rig count, through the end of the year. We expect adjusted gross profit within the Drilling Services segment to be down approximately 5% from the third quarter.

In our Completion Services segment for the fourth quarter, we expect adjusted gross profit to be approximately $85 million. From an activity perspective, we expect less seasonality compared to the fourth quarter last year.

In our Drilling Products segment for the fourth quarter, we expect adjusted gross profit will improve slightly compared to the third quarter. We expect relatively steady results in the U.S. and Canada, with higher revenue and adjusted gross profit from our International business.

We expect Other adjusted gross profit in the fourth quarter to be roughly flat compared to the third quarter.

For the fourth quarter, we expect selling, general and administrative expense to be relatively steady compared to the third quarter, and we expect depreciation, depletion, amortization, and impairment expense of approximately $225 million.

We expect capital expenditures to approximate $140 million during the fourth quarter. For full-year 2025, we now expect capital expenditures to be below $600 million, before considering the benefit of $33 million in asset sales we have realized through the third quarter. For full-year 2025, our updated capital expenditure budget is lower than previously expected.

All references to “per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

Third Quarter Earnings Conference Call

The Company’s quarterly conference call to discuss the operating results for the quarter ended September 30, 2025, is scheduled for October 23, 2025, at 9:00 a.m. Central Time. The dial-in information for participants is (800) 715-9871 (Domestic) and (646) 307-1963 (International). The conference ID for both numbers is 5526772. The call is also being webcast and can be accessed through the Investor Relations section of the Company’s website at investor.patenergy.com. A replay of the conference call will be on the Company’s website for two weeks.

About Patterson-UTI

Patterson-UTI is a leading provider of drilling and completion services to oil and natural gas exploration and production companies in the United States and other select countries, including contract drilling services, integrated well completion services and directional drilling services in the United States, and specialized bit solutions in the United States, Middle East and many other regions around the world. For more information, visit www.patenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Patterson-UTI's current beliefs, expectations or intentions regarding future events. Words such as “anticipate,” “believe,” “budgeted,” "continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “pursue,” “see,” “should,” “strategy” “target,” or “will,” and similar expressions are intended to identify such forward-looking statements. The statements in this press release that are not historical statements, including statements regarding Patterson-UTI's future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond Patterson-UTI's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: adverse oil and natural gas industry conditions, including the impact of commodity price volatility on industry outlook; global economic conditions, including inflationary pressures and risks of economic downturns or recessions in the United States and elsewhere; volatility in customer spending and in oil and natural gas prices that could adversely affect demand for Patterson-UTI’s services and their associated effect on rates; excess supply of drilling and completions equipment, including as a result of reactivation, improvement or construction; competition and demand for Patterson-UTI’s services; the impact of the ongoing Ukraine/Russia and Middle East conflicts and instability in other international regions; strength and financial resources of competitors; utilization, margins and planned capital expenditures; ability to obtain insurance coverage on commercially reasonable terms and liabilities from operational risks for which Patterson-UTI does not have and receive full indemnification or insurance; operating hazards attendant to the oil and natural gas business; failure by customers to pay or satisfy their contractual obligations (particularly with respect to fixed-term contracts); the ability to realize backlog; specialization of methods, equipment and services and new technologies, including the ability to develop and obtain satisfactory returns from new technology and the risk of obsolescence of existing technologies; the ability to attract and retain management and field personnel; loss of key customers; shortages, delays in delivery, and interruptions in supply, of equipment and materials; cybersecurity events; difficulty in building and deploying new equipment; complications with the design or implementation of Patterson-UTI’s new enterprise resource planning system; governmental regulation, including climate legislation, regulation and other related risks; environmental, social and governance practices, including the perception thereof; environmental risks and ability to satisfy future environmental costs; technology-related disputes; legal proceedings and actions by governmental or other regulatory agencies; changes to tax, tariff and import/export regulations and sanctions by the United States or other countries, including the impacts of any sustained escalation or changes in tariff levels or trade-related disputes; the ability to effectively identify and enter new markets or pursue strategic acquisitions; public health crises, pandemics and epidemics; weather; operating costs; expansion and development trends of the oil and natural gas industry; financial flexibility, including availability of capital and the ability to repay indebtedness when due; adverse credit and equity market conditions; our return of capital to stockholders, including timing and amounts (including any plans or commitments in respect thereof) of any dividends and share repurchases; stock price volatility; and compliance with covenants under Patterson-UTI’s debt agreements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in Patterson-UTI's SEC filings. Patterson-UTI's filings may be obtained by contacting Patterson-UTI or the SEC or through Patterson-UTI's website at http://www.patenergy.com or through the SEC's Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. Patterson-UTI undertakes no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$186,913	$241,293
Accounts receivable, net	800,448	763,806
Inventory	155,933	167,023
Other current assets	134,207	123,193
Total current assets	1,277,501	1,295,315
Property and equipment, net	2,785,428	3,010,342
Goodwill	487,388	487,388
Intangible assets, net	842,972	929,610
Other assets	139,821	110,811
Total assets	$5,533,110	$5,833,466
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$461,265	$421,318
Accrued liabilities	283,880	385,751
Other current liabilities	32,628	34,924
Total current liabilities	777,773	841,993
Long-term debt, net	1,220,716	1,219,770
Deferred tax liabilities, net	232,803	238,097
Other liabilities	46,733	57,762
Total liabilities	2,278,025	2,357,622
Stockholders’ equity:
Stockholders’ equity attributable to controlling interests	3,248,805	3,465,823
Noncontrolling interest	6,280	10,021
Total equity	3,255,085	3,475,844
Total liabilities and stockholders’ equity	$5,533,110	$5,833,466

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
REVENUES	$1,175,954	$1,219,320	$1,357,222	$3,675,811	$4,215,776
COSTS AND EXPENSES:
Direct operating costs	893,833	929,363	1,011,907	2,784,610	3,060,210
Depreciation, depletion, amortization and impairment	225,598	261,858	374,680	719,322	917,274
Impairment of goodwill	—	—	885,240	—	885,240
Selling, general and administrative	61,976	64,108	65,696	193,014	195,258
Merger and integration expense	90	488	6,699	1,010	29,577
Other operating expense (income), net	22,511	(7,011)	3,629	18,450	(13,381)

Total operating costs and expenses	1,204,008	1,248,806	2,347,851	3,716,406	5,074,178

OPERATING INCOME (LOSS)	(28,054)	(29,486)	(990,629)	(40,595)	(858,402)

OTHER INCOME (EXPENSE):
Interest income	1,480	1,272	745	4,216	4,801
Interest expense, net of amount capitalized	(17,488)	(17,645)	(17,990)	(52,830)	(54,238)
Other income (expense)	1,020	(1,644)	(716)	1,344	358

Total other income (expense)	(14,988)	(18,017)	(17,961)	(47,270)	(49,079)

INCOME (LOSS) BEFORE INCOME TAXES	(43,042)	(47,503)	(1,008,590)	(87,865)	(907,481)

INCOME TAX EXPENSE (BENEFIT)	(6,592)	1,194	(30,256)	(4,008)	7,526

NET INCOME (LOSS)	(36,450)	(48,697)	(978,334)	(83,857)	(915,007)

NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	(48)	447	427	684	1,442

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(36,402)	$(49,144)	$(978,761)	$(84,541)	$(916,449)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS PER COMMON SHARE:
Basic	$(0.10)	$(0.13)	$(2.50)	$(0.22)	$(2.29)
Diluted	$(0.10)	$(0.13)	$(2.50)	$(0.22)	$(2.29)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	382,819	385,365	391,732	384,888	399,795
Diluted	382,819	385,365	391,732	384,888	399,795
CASH DIVIDENDS PER COMMON SHARE	$0.08	$0.08	$0.08	$0.24	$0.24

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Nine Months Ended
	September 30,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$(83,857)	$(915,007)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization and impairment	719,322	917,274
Impairment of goodwill	—	885,240
Deferred income tax expense (benefit)	(5,599)	5,824
Stock-based compensation	30,527	35,790
Net (gain) loss on asset disposals	(1,739)	(5,956)
Other	27	7,347
Changes in operating assets and liabilities	(94,988)	(70,810)
Net cash provided by operating activities	563,693	859,702

Cash flows from investing activities:
Purchases of property and equipment	(450,516)	(538,036)
Investment in unconsolidated affiliate	(10,500)	—
Proceeds from disposal of assets, including insurance recoveries	33,155	14,685
Other	(8,980)	(1,464)
Net cash used in investing activities	(436,841)	(524,815)

Cash flows from financing activities:
Purchases of treasury stock	(69,424)	(269,948)
Dividends paid	(92,114)	(95,593)
Proceeds from revolving credit facility	—	50,000
Repayments of revolving credit facility	—	(50,000)
Payments of finance leases	(6,216)	(36,635)
Other	(10,820)	(9,156)
Net cash used in financing activities	(178,574)	(411,332)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(2,658)	(753)
Net change in cash, cash equivalents and restricted cash	(54,380)	(77,198)
Cash, cash equivalents and restricted cash at beginning of period	241,293	192,680
Cash, cash equivalents and restricted cash at end of period	$186,913	$115,482

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data
(unaudited, dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Drilling Services
Revenues	$380,200	$403,805	$421,563	$1,196,865	$1,319,425
Direct operating costs	$246,407	$254,772	$250,877	$748,808	$784,111
Adjusted gross profit (1)	$133,793	$149,033	$170,686	$448,057	$535,314
Depreciation, amortization and impairment	$84,100	$112,647	$201,272	$281,719	$392,224
Selling, general and administrative	$3,969	$4,152	$3,809	$12,066	$11,761
Other operating expense (income), net	$8,600	$(8,368)	$—	$232	$—
Operating income (loss)	$37,124	$40,602	$(34,395)	$154,040	$131,329

Operating days – U.S. (2)	8,737	9,465	9,870	27,775	31,282

Capital expenditures	$46,691	$55,174	$69,127	$175,323	$210,346

Completion Services
Revenues	$705,275	$719,332	$831,567	$2,190,687	$2,581,937
Direct operating costs	$594,118	$619,083	$703,809	$1,870,882	$2,102,643
Adjusted gross profit (1)	$111,157	$100,249	$127,758	$319,805	$479,294
Depreciation, amortization and impairment	$117,058	$119,774	$140,930	$352,658	$428,303
Impairment of goodwill	$—	$—	$885,240	$—	$885,240
Selling, general and administrative	$8,821	$9,723	$10,253	$29,953	$31,854
Other operating expense (income), net	$13,000	$—	$—	$13,000	$(17,792)
Operating income (loss)	$(27,722)	$(29,248)	$(908,665)	$(75,806)	$(848,311)
Capital expenditures	$81,301	$68,985	$86,755	$212,459	$258,860

Drilling Products
Revenues	$85,880	$88,390	$89,102	$259,933	$265,129
Direct operating costs	$50,265	$49,335	$47,144	$146,540	$141,921
Adjusted gross profit (1)	$35,615	$39,055	$41,958	$113,393	$123,208
Depreciation, amortization and impairment	$21,326	$23,584	$22,924	$67,786	$73,282
Selling, general and administrative	$8,486	$8,651	$9,898	$26,256	$25,651
Operating income (loss)	$5,803	$6,820	$9,136	$19,351	$24,275
Capital expenditures	$13,331	$15,252	$16,309	$46,805	$45,853

Other (3)
Revenues	$4,599	$7,793	$14,990	$28,326	$49,285
Direct operating costs	$3,043	$6,173	$10,077	$18,380	$31,535
Adjusted gross profit (1)	$1,556	$1,620	$4,913	$9,946	$17,750
Depreciation, depletion, amortization and impairment	$923	$3,538	$8,330	$10,797	$19,253
Selling, general and administrative	$(177)	$82	$156	$109	$649
Operating income (loss)	$810	$(2,000)	$(3,573)	$(960)	$(2,152)
Capital expenditures	$2,145	$1,802	$5,909	$7,543	$18,919

Corporate
Depreciation	$2,191	$2,315	$1,224	$6,362	$4,212
Selling, general and administrative	$40,877	$41,500	$41,580	$124,630	$125,343
Merger and integration expense	$90	$488	$6,699	$1,010	$29,577
Other operating expense (income), net	$911	$1,357	$3,629	$5,218	$4,411
Capital expenditures	$1,011	$2,993	$2,487	$8,386	$4,058

Total Capital Expenditures	$144,479	$144,206	$180,587	$450,516	$538,036

(1)Adjusted gross profit is defined as revenues less direct operating costs (excluding depreciation, depletion, amortization and impairment expense, which does not include impairment of goodwill). See Non-GAAP Financial Measures below for a reconciliation of GAAP gross profit to adjusted gross profit by segment.
(2)Operational data relates to our contract drilling business. A rig is considered to be operating if it is earning revenue pursuant to a contract on a given day.
(3)Other includes our oilfield rentals business, prior to its divestiture in April 2025, and oil and natural gas working interests.

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
Adjusted EBITDA
(unaudited, dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) (1):
Net income (loss)	$(36,450)	$(48,697)	$(978,334)	$(83,857)	$(915,007)
Income tax expense (benefit)	(6,592)	1,194	(30,256)	(4,008)	7,526
Net interest expense	16,008	16,373	17,245	48,614	49,437
Depreciation, depletion, amortization and impairment	225,598	261,858	374,680	719,322	917,274
Legal accruals and settlements	20,000	(4,585)	—	15,415	(17,792)
Impairment of goodwill	—	—	885,240	—	885,240
Merger and integration expense	90	488	6,699	1,010	29,577
Adjusted EBITDA	$218,654	$226,631	$275,274	$696,496	$956,255

Total revenues	$1,175,954	$1,219,320	$1,357,222	$3,675,811	$4,215,776

Adjusted EBITDA by Operating Segment:
Drilling Services	$128,224	$148,664	$166,877	$438,174	$523,553
Completion Services	102,336	90,526	117,505	289,852	447,440
Drilling Products	27,129	30,404	32,060	87,137	97,557
Other	1,733	1,538	4,757	9,837	17,101
Corporate	(40,768)	(44,501)	(45,925)	(128,504)	(129,396)
Adjusted EBITDA	$218,654	$226,631	$275,274	$696,496	$956,255
(1)Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is not defined by accounting principles generally accepted in the United States of America (“GAAP”). We define Adjusted EBITDA as net income (loss) plus income tax expense (benefit), net interest expense, depreciation, depletion, amortization and impairment expense, legal accruals and settlements, impairment of goodwill, and merger and integration expense. We present Adjusted EBITDA as a supplemental disclosure because we believe it provides to both management and investors additional information with respect to the performance of our fundamental business activities and a comparison of the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be construed as an alternative to the GAAP measure of net income (loss). Our computations of Adjusted EBITDA may not be the same as similarly titled measures of other companies.

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
Adjusted Free Cash Flow
(unaudited, dollars in thousands)

	Nine Months Ended
	September 30,
	2025	2024
Adjusted Free Cash Flow (1):
Net cash provided by operating activities	$563,693	$859,702
Less capital expenditures	(450,516)	(538,036)
Plus proceeds from disposal of assets, including insurance recoveries	33,155	14,685
Adjusted free cash flow	$146,332	$336,351
(1)We define adjusted free cash flow as net cash provided by operating activities less capital expenditures, plus proceeds from disposal of assets, including insurance recoveries. We present adjusted free cash flow as a supplemental disclosure because we believe that it is an important liquidity measure and that it is useful to investors and management as a measure of the company’s ability to generate cash flow, after reinvesting in the company, that could be available for financing cash flows, such as dividend payments, share repurchases and/or repurchases of long-term indebtedness. Our computations of adjusted free cash flow may not be the same as similarly titled measures of other companies. Adjusted free cash flow is not intended to represent our residual cash flow available for discretionary expenditures. Adjusted free cash flow is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, cash flows from operations reported in accordance with GAAP.

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
Adjusted Gross Profit
(unaudited, dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Drilling Services
Revenues	$380,200	$403,805	$421,563	$1,196,865	$1,319,425
Less direct operating costs	(246,407)	(254,772)	(250,877)	(748,808)	(784,111)
Less depreciation, amortization and impairment	(84,100)	(112,647)	(201,272)	(281,719)	(392,224)
GAAP gross profit (loss)	49,693	36,386	(30,586)	166,338	143,090
Depreciation, amortization and impairment	84,100	112,647	201,272	281,719	392,224
Adjusted gross profit (1)	$133,793	$149,033	$170,686	$448,057	$535,314

Completion Services
Revenues	$705,275	$719,332	$831,567	$2,190,687	$2,581,937
Less direct operating costs	(594,118)	(619,083)	(703,809)	(1,870,882)	(2,102,643)
Less depreciation, amortization and impairment	(117,058)	(119,774)	(140,930)	(352,658)	(428,303)
GAAP gross profit (loss)	(5,901)	(19,525)	(13,172)	(32,853)	50,991
Depreciation, amortization and impairment	117,058	119,774	140,930	352,658	428,303
Adjusted gross profit (1)	$111,157	$100,249	$127,758	$319,805	$479,294

Drilling Products
Revenues	$85,880	$88,390	$89,102	$259,933	$265,129
Less direct operating costs	(50,265)	(49,335)	(47,144)	(146,540)	(141,921)
Less depreciation, amortization and impairment	(21,326)	(23,584)	(22,924)	(67,786)	(73,282)
GAAP gross profit (loss)	14,289	15,471	19,034	45,607	49,926
Depreciation, amortization and impairment	21,326	23,584	22,924	67,786	73,282
Adjusted gross profit (1)	$35,615	$39,055	$41,958	$113,393	$123,208

Other
Revenues	$4,599	$7,793	$14,990	$28,326	$49,285
Less direct operating costs	(3,043)	(6,173)	(10,077)	(18,380)	(31,535)
Less depreciation, depletion, amortization and impairment	(923)	(3,538)	(8,330)	(10,797)	(19,253)
GAAP gross profit (loss)	633	(1,918)	(3,417)	(851)	(1,503)
Depreciation, depletion, amortization and impairment	923	3,538	8,330	10,797	19,253
Adjusted gross profit (1)	$1,556	$1,620	$4,913	$9,946	$17,750
(1)We define “Adjusted gross profit” as revenues less direct operating costs (excluding depreciation, depletion, amortization and impairment expense, which does not include impairment of goodwill). Adjusted gross profit is included as a supplemental disclosure because it is a useful indicator of our operating performance.

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
Adjusted Net Income (Loss)
(unaudited, in thousands)

	Three Months Ended September 30, 2025
	As Reported	Adjusted
	Total	Total

Net income (loss) attributable to common stockholders as reported	$(36,402)	$(36,402)

Reverse certain items:
Merger and integration expense		90
Legal accruals and settlements		20,000

Income tax expense (benefit)		(4,219)

Adjusted net income (loss) (1)	$(36,402)	$(20,531)

Federal statutory tax rate		21.0%
(1)We define adjusted net income (loss) as net loss attributable to common stockholders as reported, excluding merger and integration expense and legal accruals and settlements. We present adjusted net income (loss) in order to convey to investors our performance on a basis that, by excluding the items listed above, is more comparable to our net income (loss) reported in previous periods. Adjusted net income (loss) should not be construed as an alternative to GAAP net income (loss).